EXHIBIT 4.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

INSEEGO CORP.

Warrant Shares: 625,000	Initial Exercise Date: September 28, 2019

Issue Date: March 28, 2019

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, NORTH SOUND TRADING L.P. or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after September 28, 2019 (the “Initial Exercise Date”) and on or prior to 6:30 p.m., New York City time, on June 30, 2022 (the “Termination Date”), but not thereafter, to subscribe for and purchase from Inseego Corp., a Delaware corporation (the “Company”), up to 625,000 shares (as adjusted from time to time as provided in Section 2) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price (as defined in Section 1(b)). Except as otherwise defined herein, capitalized terms used in this Warrant shall have the meanings set forth in Section 5.

Section 1    Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part (but not as to fractional shares), at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice to the registered Holder at the address of the Holder appearing on the books of the Company) of an appropriately completed and duly executed Notice of Exercise in the form annexed hereto as Annex I (the “Notice of Exercise”) and the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the Cashless Exercise (as defined below) procedure specified in Section 1(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $7.00, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise.

(i) If at any time from and after the Initial Exercise Date, and prior to the Termination Date, (A) there is not an effective registration statement permitting the resale of the Warrant Shares by the Holder and (B) the Warrant Shares are not eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, then this Warrant may be exercised, in whole or in part (but not as to fractional shares), by means of a cashless exercise in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A) (a “Cashless Exercise”), where:

(A) =	the last Closing Bid Price of the Common Stock on the Trading Day immediately preceding the time of delivery of the Notice of Exercise giving rise to the applicable Cashless Exercise, as set forth in the applicable Notice of Exercise;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a Cashless Exercise.

(ii) If Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 1(c).

(iii) In no event will the Holder be required to pay any Exercise Price for any Warrant Shares issued pursuant to a Cashless Exercise. For the avoidance of doubt, under no circumstances shall the Company be required to settle any Cashless Exercise of this Warrant by cash payment or to otherwise “net cash settle” this Warrant.

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise.

(1) Warrant Shares purchased hereunder shall be promptly transmitted by the Transfer Agent to the Holder following receipt of the Notice of Exercise and payment of the aggregate Exercise Price, if applicable, by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and either

(A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise.

(2) Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided, however, that if payment of the Exercise Price, if applicable, is not received by the Company with such Notice of Exercise, the Holder shall be deemed to have become the holder of record of the Warrant Shares specified in such Notice of Exercise one (1) Trading Day following the Company’s receipt of the Exercise Price therefor.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two (2) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 1(d)(i) by within two (2) Trading Days following receipt of the Notice of Exercise and aggregate Exercise Price, if applicable, then the Holder will have the right to rescind such exercise.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

(v) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the

Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant, when surrendered for exercise, shall be accompanied by the Assignment Form attached hereto as Annex II (the “Assignment Form”), duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. For the avoidance of doubt, the Company shall not be responsible for any tax which may be payable in respect of any transfers involved in the registration of any book entry or certificates for Warrant Shares or Warrants in a name other than that of the Holder.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 2    Certain Adjustments.

(a) Voluntary Adjustment by the Company. The Company may, at any time, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a Distribution (as defined below) on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for the avoidance of doubt, shall not include any Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Stock into a smaller number of shares or (iv) issues by reclassification of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 2(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or Distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification; provided that if such record date is fixed and such dividend is not fully paid or such Distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Exercise Price shall be adjusted pursuant to this Section 2(b) to reflect the actual payment of such dividends or Distributions.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 2(a) and Section 2(b) above, if at any time the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then such Purchase Rights shall be held in abeyance for the Holder until the Holder exercises this Warrant in full and, upon the exercise of the

Warrant in full, the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. When such a Purchase Right is granted, issued or sold, the Company shall promptly notify the Holder of such event and of the Purchase Rights that such Holder is entitled to receive upon exercise of the Warrant.

(d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of its Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Board of Directors of the Company shall set aside the amount of such dividend or Distribution that the Holder would have participated in if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant in full (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such dividend or Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such dividend or Distribution, and upon the exercise of the Warrant, the Holder shall be entitled to receive such dividend or Distribution. When such a dividend or Distribution is made, the Company shall promptly notify the Holder of such event and of the dividend or other Distribution that such Holder is entitled to receive upon exercise of the Warrant.

(e) Treatment Upon a Fundamental Transaction.

(i) Upon consummation of any Fundamental Transaction at any time while this Warrant remains outstanding, this Warrant shall be automatically converted into the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitations on exercise hereof), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if the Holder had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”), net of the Exercise Price in effect immediately prior to the occurrence of such Fundamental Transaction. If the holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(ii) “Fundamental Transaction” means any of the following occurring after the Issue Date: (A) completion of any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property; (B) a merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least fifty percent (50%) of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (C) a recapitalization, reorganization or other transaction involving the Company that constitutes or results in the holders of the Company’s outstanding shares as of immediately before the transaction (or series of related transactions) beneficially owning less than a majority by voting powers of the outstanding shares of the surviving or successor entity as of immediately after the transaction; (D) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company; or (E) the acquisition by any “person” (together with his, her or its Affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, of the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing more than fifty percent (50%) of the voting power of, or economic interests in, the then outstanding shares of capital stock of the Company.

(f) Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(g) Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

Section 3    Transfer of Warrant.

(a) Subject to the Holder’s appropriate compliance with the restrictive legend on this Warrant and the transfer restrictions set forth herein, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with an Assignment Form duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer; provided, however, that no Warrants for fractional Warrants shall be transferred. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such Assignment Form and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within two (2) Trading Days of the date the Holder delivers an Assignment Form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 4    Miscellaneous.

(a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 1(d)(i), except as expressly set forth in Section 2.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and security reasonably satisfactory to it (which shall not include the posting of any bond), and upon surrender and cancellation of such Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of such Warrant.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.

(i) The Company covenants that (A) during the period the Warrant is outstanding it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Shares upon the exercise of this Warrant; and (B) the Company will take commercially reasonable steps to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company’s officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of this Warrant are fully authorized to do so. All Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of this Warrant and payment of the Exercise Price for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii) Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation or through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.

(e) Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, may have restrictions upon resale imposed by state and federal securities laws.

(g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h) Notices. All notices and other communications under this Warrant must be in writing and are deemed duly delivered when (i) if delivered personally or by nationally recognized overnight courier service (costs prepaid), upon delivery, (ii) if sent by facsimile, upon confirmation of transmission, or (iii) if sent by mail, upon the earlier of (A) receipt or rejection by the addressee and (B) three (3) days after mailing by United States of America certified or registered mail, postage prepaid and with return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

Inseego Corp.

9605 Scranton Road, Ste 300

San Diego, CA 92121

Attention: Dennis Calderon

E-Mail: dennis.calderon@inseego.com

With a copy (which will not constitute notice) to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Attention: Teri O’Brien

Fax: (858) 458-3131

E-mail: teriobrien@paulhastings.com

If to the Holder:

North Sound Trading L.P.

c/o North Sound Management, Inc.

115 East Putnam Avenue

Greenwich, CT 06830

Attention: Brian Miller

E-mail: bmiller@northsoundmgt.com

(i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(j) Successors and Assigns. Subject to applicable securities laws and the restrictions on transfer described herein, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(k) Amendment. This Warrant may be modified, amended or the provisions hereof waived with the written consent of the Company and the holders of a majority of the Warrant Shares underlying the then-outstanding Warrants (disregarding for this purpose any and all limitations of any kind on exercise of the Warrants). Any amendment effected in accordance with the foregoing shall be binding on all Warrants and Holders thereof.

(l) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

(m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

Section 5    Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person, as such terms are used in and construed under Rule 405 promulgated under the Securities Act.

(b) “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(c) “Closing Bid Price” means, for any security as of any date, (a) the last reported closing bid price per share of such security on the Principal Trading Market, as reported by Bloomberg Financial Markets, or (b) if the Principal Trading Market begins to operate on an extended hours basis and does not designate the closing bid price then the last bid price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or (c) if the foregoing do not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or (d) if no closing bid price is reported for such security by Bloomberg Financial Markets, the average of the last reported closing bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC.

(d) “Control” (including the terms “controlling”, “controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “NASDAQ” means The Nasdaq Stock Market.

(f) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(g) “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Warrant shall be the NASDAQ.

(h) “Trading Day” means a day on which NASDAQ is open for trading.

(i) “Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

(j) “Transfer Agent” means the transfer agent for the Common Stock.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

INSEEGO CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title:	Executive Vice President & Chief Financial Officer

AGREED AND ACCEPTED BY NORTH SOUND TRADING L.P.

By:	/s/ Brian Miller
Name:	Brian Miller
Title:	President, North Sound Management, Inc.
General Partner of North Sound Trading L.P.

ANNEX I

NOTICE OF EXERCISE

TO: INSEEGO CORP.

(1) The undersigned hereby elects to purchase [•] Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full) and tenders herewith payment of the Exercise Price in full, together with all applicable transfer taxes, if any.

(2) The Holder intends that payment of the aggregate Exercise Price shall be made as follows (check applicable box):

☐ A cash exercise pursuant to Section 1(b) with respect to [•] Warrant Shares for an aggregate Exercise Price of $[•] (equal to $7.00 per Warrant Share)

☐ A Cashless Exercise pursuant to Section 1(c) with respect to [•] Warrant Shares through the cancellation of a number of Warrant Shares in accordance with the formula set forth in Section 1(c) (provided, however, that pursuant to the Warrant, Cashless Exercise shall only be available if, at the time of exercise, (A) there is not an effective registration statement permitting the resale of the Warrant Shares by the Holder and (B) the Warrant Shares are not eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144)

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4) The Warrant Shares shall be delivered to the following DWAC Account Number: [•]

(5) The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Name of Investing Entity:

By:

[Signature of Authorized Signatory of Investing Entity]

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ANNEX II

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name (Please Print):

Address (Please Print):

Phone Number:

Email Address:

Dated:

Holder’s Signature:

Holder’s Address: